Exhibit 21 Washington Gas Light Company Subsidiaries of the Registrant at September 30, 2000
Subsidiary Relationship Denoted by Indention	Percent of Voting Securities Owned	State of Incorporation

Washington Gas Light Company (Parent)(a)

           Hampshire Gas Company (a)

           Crab Run Gas Company (a)

           Washington Gas Resources Corp. (a)
                  American Combustion Industries, Inc.
                  Washington Gas Energy Services, Inc.
                        Washington Gas Energy Systems, Inc. (c)
                        Brandywood Estates, Inc. (c)
                  Washington Gas Consumer Services, Inc.
                  WG Maritime Plaza I, Inc.

           Primary Investors Group, LLC (b)

	100% 100% 100% 100% 100% 100% 100% 100% 100% 50%	West Virginia Virginia Delaware Maryland Delaware Delaware Delaware Delaware Delaware Delaware
  Effective November 1, 2000, these companies became wholly owned subsidiaries of WGL Holdings. See Note 2-Corporate Restructuring to the Notes to the Consolidated Financial Statements of the Washington Gas 2000 Annual Report to Shareholders, which is included in Exhibit 13 and incorporated by reference into this item.
  Represents 50% equity investment. Effective November 1, 2000, this became a 50 percent owned equity investment of WGL Holdings, Inc.     See Note 2-Corporate Restructuring to the Notes to the Consolidated Financial Statements of the Washington Gas 2000 Annual Report to Shareholders, which is included in Exhibit 13 and incorporated by reference into this item.
  Effective October 1, 2000, this company became a wholly owned subsidiary of Washington Gas Resources Corp.